Burke & Herbert Financial Services Corp. Announces Third Quarter 2023 Results and Declares Common Stock Dividend

For Immediate Release
October 27, 2023

Alexandria, VA – Burke & Herbert Financial Services Corp. (the “Company” or “Burke & Herbert”) (Nasdaq: BHRB) reported financial results for the quarter ended September 30, 2023. In addition, at its meeting on October 26, 2023, the board of directors declared a $0.53 per share regular cash dividend to be paid on December 1, 2023, to shareholders of record as of the close of business November 15, 2023.

For the third quarter, the Company reported net income of $4.1 million, or $0.55 per diluted share. Excluding significant items1, operating net income (non-GAAP2) for the same period was $5.6 million, or $0.75 per diluted share. For the nine months ended September 30, 2023, net income was $17.6 million, or $2.35 per diluted share. Excluding significant items1, operating net income (non-GAAP2) for the same period was $19.5 million, or $2.60 per diluted share.

The Company notes the following highlights:

•Balance sheet remains strong with ample liquidity. Total liquidity, including all available borrowing capacity with cash and cash equivalents, totaled $925.4 million at the end of the third quarter.

•Total loans increased $69.6 million, representing a 13.8% annualized growth rate, during the quarter ending September 30, 2023, to $2.1 billion.

•Total deposits were relatively stable and ended the quarter at $3.0 billion, resulting in a loan-to-deposit ratio of 69.4%.

•Asset quality remains stable across the loan portfolio with adequate reserves.

•The Company continues to be well-capitalized, ending the quarter with 16.4% Common Equity Tier 1 capital to risk-weighted assets, 17.5% Total risk-based capital to risk-weighted assets, and a leverage ratio of 11.3%.

•On August 24, 2023, the Company and Summit Financial Group, Inc. (“Summit”) (Nasdaq: SMMF) announced the signing of a definitive agreement under which Summit will merge with and into the Company in an all-stock merger of equals. When the merger is completed, the combined organization will create a financial holding company with more than $8 billion in assets and more than 75 branches across Virginia, West Virginia, Maryland, Delaware, and Kentucky, with more than 800 employees serving our communities. Completion of the merger is subject to receiving the requisite approvals of the Company’s and Summit’s stockholders, receipt of all required regulatory approvals, and fulfillment of other customary closing conditions.

From David P. Boyle, Company Chair, President and Chief Executive Officer

“I’m pleased that, despite the multiple challenges facing our industry, we remained focused on being the quintessential community bank. This quarter we increased loans, maintained a strong liquidity position, continued to make investments in our businesses and communities, and are well-positioned to deliver increased shareholder value over the long-term.”

(1) Significant items include items such as merger-related expenses and are further described below in our non-GAAP reconciliation tables.
(2) Non-GAAP financial measures referenced in this release are used by management to measure performance in operating the business that management believes enhances investors’ ability to better understand the underlying business performance and trends related to core business activities. Reconciliations of non-GAAP operating measures to the most directly comparable GAAP financial measures are included in the non-GAAP reconciliation tables in this release. Non-GAAP measures should not be used as a substitute for the closest comparable GAAP measurements.

Results of Operations

Third Quarter 2023 - Comparison to prior year quarter

Net income for the three months ended September 30, 2023, was $4.1 million or $7.1 million lower than the three months ended September 30, 2022, primarily due to merger-related costs, increased funding costs, and the change in provision for credit losses that included a recapture of credit losses in the prior year quarter.

Total revenue (non-GAAP2) for the three months ended September 30, 2023, was $27.2 million or 12% lower than the three months ended September 30, 2022, and included $26.4 million in interest and fees on loans and $10.3 million in investment security income, which was a 42% increase and a 2% decrease, respectively, over the prior year three months ended September 30, 2022. Overall, interest income for the three months ended September 30, 2023, was $37.3 million or 27% higher than the three months ended September 30, 2022. The increase in interest income for the Company’s loans was due to increased loan balances and higher rates, and the interest income decrease in investment securities was due to a lower level of investment securities. Loans, net of allowance for credit losses, ended the quarter at $2.0 billion or 18% higher than September 30, 2022, while the investment portfolio fair value ended the quarter at $1.2 billion or 16% lower than the prior year quarter.

The increase in interest income was offset by an increase in interest expense, which was $14.4 million for the three months ended September 30, 2023, or $11.8 million higher than the prior year period. The rapidly rising rate environment resulted in an increase in the Company’s cost of funds that outpaced the resulting benefit of higher rates on assets. The Company’s deposit and borrowing interest expense was $11.3 million and $3.1 million, or $10.3 million and $1.5 million higher, respectively, for the three months ended September 30, 2023. Total deposits ended the quarter at $3.0 billion, which was approximately the same as in the prior year. Non-interest-bearing deposits decreased by 13% to $853.4 million and borrowed funds increased by 23% to $299.0 million from the prior year quarter ended September 30, 2022, reflecting the changing deposit mix from non-interest bearing to interest-bearing, resulting in higher interest expense.

Non-interest income for the three months ended September 30, 2023, increased slightly from the same period last year and was $4.3 million in the current period. The increase in other non-interest income is primarily the result of increased fee income from customer swap activity when compared to the prior year quarter, partially offset by a decrease in fee income for service charges and fees.

For the three months ended September 30, 2023, the Company recorded a provision for credit losses of $0.2 million, compared to a recapture of credit losses of $2.4 million in the prior year quarter. Total revenue (non-GAAP2) after provision for credit losses was $26.9 million for the three months ended September 30, 2023, which was a decrease of 19% compared to the same period last year.

Non-interest expense increased by $2.5 million, or 12%, for the three months ended September 30, 2023, from the prior year three months ended September 30, 2022. The increase was primarily due to other non-interest expenses associated with merger-related activities. The Company incurred expenses during the third quarter of 2023 related to the pending merger with Summit that included legal, consulting, investment banking, and due diligence-related costs.

As of September 30, 2023, total shareholders’ equity was $270.8 million or $15.3 million higher than September 30, 2022, primarily the result of higher earnings in the last quarter of 2022.

Nine months ended September 30, 2023 - Comparison to prior year period

Net income for the nine months ended September 30, 2023, was $17.6 million or $13.0 million lower than the nine months ended September 30, 2022.

Total revenue (non-GAAP2) for the nine months ended September 30, 2023, was $84.6 million or 5% lower than the nine months ended September 30, 2022, and included $74.5 million in interest and fees on loans and $32.4 million in investment security income, which was a 42% increase and an 18% increase, respectively, over the prior year nine months. Overall, interest income for the nine months ended September 30, 2023, was $108.7 million or 36% higher than the nine months ended September 30, 2022. The increase in interest income for the Company’s loans was due to increased loan growth and higher rates and the interest income increase on investment securities was due to higher rates.

The increase in interest income was offset by an increase in interest expense, which was $37.3 million for the nine months ended September 30, 2023, or $33.0 million higher than the prior year period. The rapidly rising rate environment resulted in an increase in the Company’s cost of funds that outpaced the resulting benefit of higher rates on assets. The Company’s deposit and borrowing interest expense was $26.7 million and $10.5 million, or $25.0 million and $8.0 million higher, respectively, for the nine months ended September 30, 2023, than for the nine months ended September 30, 2022.

Non-interest income for the nine months ended September 30, 2023, increased $0.3 million from the same period last year to $13.1 million. The increase was primarily due to higher other non-interest income revenue of $0.5 million. Within other non-interest income, the Company received an increase in dividend income from the FHLB and increased fee income from customer swap activity when compared to the prior year period ended September 30, 2022. This increase in non-interest income was partially offset by lower income generated from service charges and fees which decreased by $0.2 million.

For the nine months ended September 30, 2023, the Company recorded a provision for credit losses of $1.0 million compared to a recapture of credit losses of $7.6 million in the prior year period. Total revenue (non-GAAP2) after provision for credit losses was $83.6 million for the nine months ended September 30, 2023, which was a decrease of 13% compared to the same period last year.

Non-interest expense increased by $4.7 million, or 8%, for the nine months ended September 30, 2023, from the prior year nine months. The increase was primarily driven by other non-interest expenses that the Company incurred during 2023 related to costs associated with the listing of our common stock on the Nasdaq stock exchange and the filing of a Form 10 Registration Statement with the U.S. Securities Exchange Commission (“SEC”) to register our common stock under the Securities Exchange Act of 1934, as amended (together, “Listing-related”), and with costs incurred for the merger with Summit. Additionally, the Company incurred higher personnel-related expenses, primarily benefits and pension, due to increased healthcare costs and general macro-economic conditions.

Regulatory capital ratios

The Company continues to be well-capitalized with capital ratios that are above regulatory requirements. As of September 30, 2023, our Common Equity Tier 1 capital to risk-weighted asset and Total risk-based capital to risk-weighted asset ratios were 16.4% and 17.5%, respectively, and significantly above the well-capitalized requirements of 6.5% and 10%, respectively. The leverage ratio was 11.3% compared to a 5% level to be considered well-capitalized.

Burke & Herbert Bank & Trust Company (“the Bank”), the Company’s wholly-owned bank subsidiary, also continues to be well-capitalized with capital ratios that are above regulatory requirements. As of September 30, 2023, the Bank’s Common Equity Tier 1 capital to risk-weighted asset and Total risk-

based capital to risk-weighted asset ratios were 16.4% and 17.4%, respectively, and significantly above the well-capitalized requirements. In addition, the Bank’s leverage ratio of 11.3% is considered to be well-capitalized.

For more information about the Company’s financial condition, including additional disclosures pertinent to recent events in the banking industry, please see our financial statements and supplemental information attached to this release.

Burke & Herbert Financial Services Corp. is the financial holding company for Burke & Herbert Bank & Trust Company. Burke & Herbert Bank & Trust Company is the oldest continuously operating bank under its original name headquartered in the greater Washington DC Metro area. The Bank offers a full range of business and personal financial solutions designed to meet customers’ banking, borrowing, and investment needs and has over 20 branches throughout the Northern Virginia region and commercial loan offices in Fredericksburg, Loudoun County, Richmond, and in Bethesda, Maryland. Learn more at www.burkeandherbertbank.com.

Member FDIC; Equal Housing Lender

Cautionary Note Regarding Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, with respect to the beliefs, goals, intentions, and expectations of Burke & Herbert regarding the proposed merger of equals with Summit, revenues, earnings, earnings per share, loan production, asset quality, and capital levels, among other matters; our estimates of future costs and benefits of the actions we may take; our assessments of expected losses on loans; our assessments of interest rate and other market risks; our ability to achieve our financial and other strategic goals; the expected timing of completion of the proposed merger; the expected cost savings, synergies, returns and other anticipated benefits from the proposed merger; and other statements that are not historical facts.

Forward–looking statements are typically identified by such words as “believe,” “expect,” “anticipate,” “intend,” “outlook,” “estimate,” “forecast,” “project,” “will,” “should,” and other similar words and expressions, and are subject to numerous assumptions, risks, and uncertainties, which change over time. These forward-looking statements include, without limitation, those relating to the terms, timing and closing of the proposed transaction.

Additionally, forward–looking statements speak only as of the date they are made; Burke & Herbert does not assume any duty, and does not undertake, to update such forward–looking statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events, or otherwise. Furthermore, because forward–looking statements are subject to assumptions and uncertainties, actual results or future events could differ, possibly materially, from those indicated in or implied by such forward-looking statements as a result of a variety of factors, many of which are beyond the control of Burke & Herbert. Such statements are based upon the current beliefs and expectations of the management of Burke & Herbert and are subject to significant risks and uncertainties outside of the control of the parties. Caution should be exercised against placing undue reliance on forward-looking statements. The factors that could cause actual results to differ materially include the following: the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between Burke & Herbert and Summit; the outcome of any legal proceedings that may be instituted against Burke & Herbert or Summit; the possibility that the proposed transaction will not close when expected or at all because required regulatory, shareholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all, or are obtained subject to conditions that are not anticipated (and the risk that required regulatory approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the proposed transaction); the ability of Burke & Herbert and Summit to meet expectations regarding the timing, completion and accounting and tax treatments of the proposed transaction; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of the common stock of either or both parties to the proposed transaction; the possibility that the anticipated benefits of the proposed transaction will not be realized when expected or at all, including as a result of the impact of, or problems arising from, the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where Burke & Herbert and Summit do business; certain restrictions during the pendency of the proposed transaction that may impact the parties’ ability to pursue certain business opportunities or strategic transactions; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected timeframes or at all and to successfully integrate Summit’s operations and those of Burke & Herbert; such integration may be more difficult, time-consuming, or costly than expected; revenues following the proposed transaction may be lower than expected; Burke & Herbert’s and Summit’s success in executing their respective business plans and strategies and managing the risks involved in the foregoing; the dilution caused by Burke & Herbert’s issuance of additional shares of its capital stock in connection with the proposed transaction; effects of the announcement, pendency, or completion of the proposed transaction on the ability of Burke & Herbert and Summit to retain customers and retain and hire key personnel and maintain relationships with their suppliers, and on their operating results and businesses, generally; and risks related to the potential impact of general economic, political, and market factors on the companies or the proposed merger and other factors that may affect future results of Burke & Herbert and Summit; and the other factors discussed in the “Risk Factors” section of Burke & Herbert’s Registration Statement on Form 10, as amended and as ordered effective by the SEC on April 21, 2023, and in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Burke & Herbert’s Quarterly Report on Form 10–Q for the quarters ended March 31, 2023, and June 30, 2023, and other reports Burke & Herbert files with the SEC.

Additional Information and Where to Find It

In connection with the proposed merger, Burke & Herbert filed a registration statement on Form S-4 with the SEC. The registration statement includes a joint proxy statement of Burke & Herbert and Summit, which also constitutes a prospectus of Burke & Herbert, that was sent to shareholders of Burke & Herbert and shareholders of Summit seeking certain approvals related to the proposed merger.

The information contained herein does not constitute an offer to sell or a solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. INVESTORS AND SHAREHOLDERS OF BURKE & HERBERT AND THEIR RESPECTIVE AFFILIATES ARE URGED TO READ, THE REGISTRATION STATEMENT ON FORM S-4, THE JOINT PROXY STATEMENT/PROSPECTUS INCLUDED WITHIN THE REGISTRATION STATEMENT ON FORM S-4, AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THOSE DOCUMENTS, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BURKE & HERBERT, SUMMIT AND THE PROPOSED MERGER. Investors and shareholders are able to obtain a free copy of the registration statement, including the joint proxy statement/prospectus, as well as other relevant documents filed with the SEC containing information about Burke & Herbert and Summit, without charge, at the SEC’s website www.sec.gov. Copies of documents filed with the SEC by Burke &

Herbert are available free of charge in the “Investor Relations” section of Burke & Herbert’s website, www.burkeandherbertbank.com.

Participants in Solicitation

Burke & Herbert and certain of its respective directors and executive officers may be deemed to be participants in the solicitation of proxies in respect of the proposed merger under the rules of the SEC. Information regarding Burke & Herbert’s directors and executive officers is available in its Registration Statement on Form 10, as amended and as ordered effective by the SEC on April 21, 2023. Other information regarding the participants in the solicitation of proxies in respect of the proposed merger and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the joint proxy statement/prospectus and other relevant materials filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Burke & Herbert Financial Services Corp.
Consolidated Statements of Income (unaudited)
(In thousands)

	Three months ended September 30,		Nine months ended September 30,
	2023	2022	2023	2022
Interest income
Loans, including fees	$26,425	$18,618	$74,485	$52,486
Taxable securities	8,909	8,171	28,130	20,101
Tax-exempt securities	1,376	2,334	4,243	7,224
Other interest income	562	142	1,858	248
Total interest income	37,272	29,265	108,716	80,059
Interest expense
Deposits	11,277	954	26,708	1,723
Borrowed funds	3,078	1,614	10,495	2,506
Other interest expense	28	17	58	48
Total interest expense	14,383	2,585	37,261	4,277
Net interest income	22,889	26,680	71,455	75,782

Provision for (recapture of) credit losses	235	(2,388)	964	(7,564)
Net interest income after credit loss expense	22,654	29,068	70,491	83,346

Non-interest income
Fiduciary and wealth management	1,354	1,328	3,996	3,995
Service charges and fees	1,583	1,736	4,959	5,130
Net gains (losses) on securities	(1)	(41)	(112)	63
Income from company-owned life insurance	589	555	1,720	1,634
Other non-interest income	764	683	2,565	2,050
Total non-interest income	4,289	4,261	13,128	12,872

Non-interest expense
Salaries and wages	9,867	10,094	29,283	29,240
Pensions and other employee benefits	2,242	2,017	7,116	5,957
Occupancy	1,462	1,151	4,464	4,306
Equipment rentals, depreciation, and maintenance	1,435	1,534	4,231	4,296
Other operating	7,417	5,156	19,042	15,686
Total non-interest expense	22,423	19,952	64,136	59,485
Income before income taxes	4,520	13,377	19,483	36,733

Income tax expense	464	2,240	1,869	6,073
Net income	$4,056	$11,137	$17,614	$30,660

Burke & Herbert Financial Services Corp.
Consolidated Balance Sheets
(In thousands)

	September 30, 2023	December 31, 2022
	(Unaudited)	(Audited)
Assets
Cash and due from banks	$9,063	$9,124
Interest-earning deposits with banks	32,801	41,171
Cash and cash equivalents	41,864	50,295
Securities available-for-sale, at fair value	1,224,395	1,371,757
Restricted stock, at cost	7,247	16,443
Loans held-for-sale, at fair value	3,011	—
Loans	2,070,616	1,887,221
Allowance for credit losses	(26,111)	(21,039)
Net loans	2,044,505	1,866,182
Premises and equipment, net	57,514	53,170
Accrued interest receivable	15,597	15,481
Company-owned life insurance	94,213	92,487
Other assets	96,842	97,083
Total Assets	$3,585,188	$3,562,898

Liabilities and Shareholders’ Equity
Liabilities
Non-interest-bearing deposits	$853,385	$960,692
Interest-bearing deposits	2,132,233	1,959,708
Total deposits	2,985,618	2,920,400
Borrowed funds	299,000	343,100
Accrued interest and other liabilities	29,751	25,945
Total Liabilities	3,314,369	3,289,445

Shareholders’ Equity
Common Stock	4,000	4,000
Additional paid-in capital	13,818	12,282
Retained earnings	426,744	424,391
Accumulated other comprehensive income (loss)	(146,159)	(139,495)
Treasury stock	(27,584)	(27,725)
Total Shareholders’ Equity	270,819	273,453
Total Liabilities and Shareholders’ Equity	$3,585,188	$3,562,898

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022

Per common share information
Basic earnings	$0.55	$0.81	$1.01	$1.80	$1.50
Diluted earnings	0.55	0.80	1.00	1.78	1.49
Cash dividends	0.53	0.53	0.53	0.53	0.53
Book value	36.46	39.05	39.02	36.82	34.40

Balance sheet-related (at period end, unless indicated)
Assets	$3,585,188	$3,569,226	$3,671,186	$3,562,898	$3,501,145
Average earning assets	3,337,282	3,379,534	3,331,920	3,255,213	3,328,594
Loans (gross)	2,070,616	2,000,969	1,951,738	1,887,221	1,751,827
Loans (net)	2,044,505	1,975,050	1,926,034	1,866,182	1,730,874
Securities, available-for-sale, at fair value	1,224,395	1,252,190	1,362,785	1,371,757	1,453,104
Non-interest-bearing deposits	853,385	876,396	906,723	960,692	980,714
Interest-bearing deposits	2,132,233	2,128,867	2,125,668	1,959,708	1,996,946
Deposits, total	2,985,618	3,005,263	3,032,391	2,920,400	2,977,660
Brokered deposits	389,018	389,051	389,185	100,273	—
Uninsured deposits	670,735	681,908	715,053	843,431	847,973
Borrowed funds	299,000	249,000	321,700	343,100	243,000
Unused borrowing capacity[3]	883,525	958,962	809,127	622,186	743,456
Equity	270,819	290,072	289,783	273,453	255,471
Accumulated other comprehensive income (loss)	(146,159)	(126,177)	(123,809)	(139,495)	(147,578)

(3) Includes Federal Home Loan Bank and correspondent bank availability.

Burke & Herbert Financial Services Corp.
Supplemental Information (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022

Ratios
Return on average assets (annualized)	0.45%	0.67%	0.85%	1.51%	1.23%
Return on average equity (annualized)	5.60	8.34	10.83	20.66	14.99
Net interest margin (non-GAAP2)	2.76	2.87	3.06	3.46	3.25
Efficiency ratio	82.50	75.12	70.25	51.24	64.48
Loan-to-deposit ratio	69.35	66.58	64.36	64.62	58.83
Common Equity Tier 1 (CET1) capital ratio[4]	16.36	17.47	17.40	17.89	18.23
Total risk-based capital ratio[4]	17.39	18.57	18.50	18.81	19.18
Leverage ratio[4]	11.27	11.11	11.09	11.30	11.03

Income statement
Interest income	$37,272	$37,116	$34,328	$32,574	$29,265
Interest expense	14,383	13,324	9,554	4,665	2,585
Non-interest income	4,289	4,625	4,214	4,217	4,261
Total revenue (non-GAAP2)	27,178	28,417	28,988	32,126	30,941
Non-interest expense	22,423	21,348	20,365	16,462	19,952
Pretax, pre-provision earnings (non-GAAP2)	4,755	7,069	8,623	15,664	10,989
Provision for (recapture of) credit losses	235	214	515	98	(2,388)
Income before income taxes	4,520	6,855	8,108	15,566	13,377
Income tax expense	464	821	584	2,213	2,240
Net income	$4,056	$6,034	$7,524	$13,353	$11,137

(4) Ratios are for Burke & Herbert Bank & Trust Company for all periods presented.

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

Operating net income (non-GAAP)
	Three months ending	Nine months ending
	September 30	September 30
	2023	2023
Net income	$4,056	$17,614
Add back significant items (tax effected):
Listing-related	—	239
Merger-related	1,592	1,684
Total significant items	1,592	1,923
Operating net income	$5,648	$19,537

Weighted average diluted shares	7,499,278	7,506,509
Diluted EPS	$0.75	$2.60

Operating net income is a non-GAAP measure that is derived from net income adjusted for significant items. The Company believes that operating net income is useful in periods with certain significant items, such as Listing-related or merger-related expenses. The operating net income is more reflective of management’s ability to grow the business and manage expenses. The Company only incurred these significant items in 2023.

Total Revenue (non-GAAP)
	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022
Interest income	$37,272	$37,116	$34,328	$32,574	$29,265
Interest expense	14,383	13,324	9,554	4,665	2,585
Non-interest income	4,289	4,625	4,214	4,217	4,261
Total revenue (non-GAAP)	$27,178	$28,417	$28,988	$32,126	$30,941

Total revenue is a non-GAAP measure and is derived from total interest income less total interest expense plus total non-interest income. We believe that total revenue is a useful tool to determine how the Company is managing its business and how stable our revenue sources are from period to period.

Pretax, Pre-Provision Earnings (non-GAAP)
	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022
Income before taxes	$4,520	$6,855	$8,108	$15,566	$13,377
Provision for (recapture of) credit losses	235	214	515	98	(2,388)
Pretax, pre-provision earnings (non-GAAP)	$4,755	$7,069	$8,623	$15,664	$10,989

Burke & Herbert Financial Services Corp.
Non-GAAP Reconciliations (unaudited)
As of or for the three months ended
(In thousands, except ratios and per share amounts)

Pretax, pre-provision earnings is a non-GAAP measure and is based on adjusting income before income taxes and to exclude provision for (recapture of) credit losses. We believe that pretax, pre-provision earnings is a useful tool to help evaluate the ability to provide for credit costs through operations and provides an additional basis to compare results between periods by isolating the impact of provision for (recapture of) credit losses, which can vary significantly between periods.

Net Interest Margin & Taxable-Equivalent Net Interest Income (non-GAAP)
	September 30	June 30	March 31	December 31	September 30
	2023	2023	2023	2022	2022
Net interest income	$22,889	$23,792	$24,774	$27,909	$26,680
Taxable-equivalent adjustments	366	375	387	455	621
Net interest income (Fully Taxable-Equivalent - FTE)	$23,255	$24,167	$25,161	$28,364	$27,301

Average earning assets	3,337,282	3,379,534	3,331,920	3,255,213	3,328,594
Net interest margin (non-GAAP)	2.76%	2.87%	3.06%	3.46%	3.25%

The interest income earned on certain earning assets is completely or partially exempt from federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of net interest income, we use net interest income on a fully taxable-equivalent (FTE) basis by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments. FTE net interest income is calculated by adding the tax benefit on certain financial interest earning assets, whose interest is tax-exempt, to total interest income then subtracting total interest expense. Management believes FTE net interest income is a standard practice in the banking industry, and when net interest income is adjusted on an FTE basis, yields on taxable, nontaxable, and partially taxable assets are comparable; however, the adjustment to an FTE basis has no impact on net income and this adjustment is not permitted under GAAP. FTE net interest income is only used for calculating FTE net interest margin, which is calculated by annualizing FTE net interest income and then dividing by the average earning assets. The tax-rate used for this adjustment is 21%. Net interest income shown elsewhere in this presentation is GAAP net interest income.